Exhibit 99.4

Note to Exhibit 99.4:

The persons and entities listed below entered into a Voting Agreement, dated September 8, 2016:

Name	Affiliated Insider of Ohio Legacy Corp.	Units of Excel Bancorp, LLC Owned	Preferred Shares of Ohio Legacy Corp. Owned	Common Shares of Ohio Legacy Corp. Owned

Louis M. Altman

Bruce A. Cassidy, Sr.

Rick L. Hull		10,000	25	1,134

Brian C. Layman

Jane Marsh			25	327

Denise M. Penz			25	820

Mark Terpylak

Francis P. Wenthur

David B. Wurster

Eagle Investment Group, LLC	Bruce A. Cassidy, Sr., Managing Member	480,000	550

David B. Wurster Trust	David B. Wurster, Trustee	100,000	25

AF Capital Holdings, LLC	Louis M. Altman, Managing Member	110,000	50

Emerald Capital Group, LLC	Francis P. Wenthur, Manager	150,000

Whitney Layman Trust	Brian C. Layman, Trustee	5,000	50

Doctor’s Buckeye Investment Group, LLC	Mark Terpylak, Managing Member	55,000	70

Predevelopment Holdings, LLC	Mark Terpylak, Managing Member	50,000

Diamond 2 Holdings, LLC	Francis P. Wenthur, Manager		25

                             , 2016

United Community Financial Corp.

275 West Federal Street

Youngstown, OH 44503

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (this “Voting Agreement”), United Community Financial Corp. (“UCFC”), The Home Savings and Loan Company of Youngstown, Ohio, Ohio Legacy Corp. (“Ohio Legacy”), and Premier Bank & Trust are entering into an Agreement and Plan of Merger dated the date of this Voting Agreement (the “Merger Agreement”), whereby Ohio Legacy will merge into UCFC (the “Merger”) and shareholders of Ohio Legacy will receive cash and UCFC common shares on terms stated in the Merger Agreement, subject to the closing of the Merger. All capitalized terms used but not defined in this Voting Agreement have the meanings given in the Merger Agreement.

In order to induce UCFC to execute and deliver the Merger Agreement to Ohio Legacy and Premier Bank & Trust and to proceed with the consummation of the Merger, the undersigned (hereafter referred to as “Shareholder”) is executing and delivering this Voting Agreement to UCFC. If more than one person executes this Voting Agreement below as Shareholder, all references to “Shareholder” shall mean all of those persons jointly and severally.

Shareholder has reviewed the terms of the Merger and the Merger Agreement and believes that approval of such terms is in the best interest of the shareholders of Ohio Legacy and the unit holders of Excel Bancorp, LLC, a shareholder of Ohio Legacy (“Excel”), and, therefore, intending to be legally bound, Shareholder irrevocably agrees and represents as follows:

(a) As of the date of this Voting Agreement Shareholder has, and at all times during the term of this Voting Agreement will have, beneficial ownership of, and good and valid title to, (i)              Ohio Legacy common shares, without par value (ii)              Series A Preferred Shares of Ohio Legacy (“Preferred Shares”) and (iii)              units of Excel. Shareholder also holds options or rights to acquire              Ohio Legacy common shares. All of Shareholder’s Ohio Legacy common shares, Preferred Shares, options or rights to acquire Ohio Legacy common shares, and units in Excel are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities) except, in the case of Excel units, those imposed under Excel’s operating agreement. None of Shareholder’s common shares of Ohio Legacy, Preferred Shares, options or rights to acquire Ohio Legacy common shares or units in Excel are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities except, in the case of Excel units, those imposed under Excel’s operating agreement. For purposes of this Voting Agreement beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(b) Except for (i) Ohio Legacy common shares or options or rights to acquire Ohio Legacy common shares, (ii) Preferred Shares and (iii) units of Excel, (collectively, the “Subject Securities”), in the amounts listed in paragraph (a) above, as of the date of this Voting

Agreement, Shareholder does not beneficially own any (w) Excel units, (x) common shares, other equity securities, or voting securities of Ohio Legacy, (y) securities of Ohio Legacy convertible into or exchangeable for common shares, other equity securities, or other voting securities of Ohio Legacy or (z) options or other rights to acquire from Ohio Legacy any common shares, other equity securities, other voting securities, or securities convertible into or exchangeable for common shares, other equity securities, or other voting securities of Ohio Legacy. To Shareholder’s actual knowledge, Excel does not have outstanding any securities or rights that are directly or indirectly exercisable for or convertible into voting interests in Excel. The Subject Securities enumerated in paragraph (a), together with all Subject Securities Shareholder acquires during the term of this Voting Agreement, including through exercise of options or rights, are subject to the terms of this Voting Agreement.

(c)    (i) At the Ohio Legacy Shareholder Meeting at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of shareholders of Ohio Legacy regarding the same, Shareholder will vote or cause to be voted all common shares and Preferred Shares over which Shareholder has voting power (other than shares held in a fiduciary capacity of which Shareholder is not the beneficial owner, if any) in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement. Notwithstanding the foregoing, nothing in this Voting Agreement requires, or shall be deemed to require, Shareholder to exercise any options or rights to acquire common shares of Ohio Legacy held by Shareholder, or to convert any Preferred Shares held by the Shareholder.

(ii) Shareholder will take any and all action within Shareholder’s power, solely in Shareholder’s capacity as a unit holder of Excel, to cause a meeting of the members of Excel (the “Excel Meeting”) to be duly called for the purpose of authorizing and instructing Excel to vote the Ohio Legacy common shares owned by Excel in favor of the adoption of the Merger Agreement and the Merger, and will, at such meeting, vote or cause to be voted all Excel units over which Shareholder has voting power (other than units held in a fiduciary capacity of which Shareholder is not the beneficial owner, if any) in favor of authorizing and instructing Excel to vote its Ohio Legacy common shares in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement. On every action or approval by written consent of members of Excel regarding the same, Shareholder will vote or cause to be voted all Excel units over which Shareholder has voting power (other than units held in a fiduciary capacity of which Shareholder is not the beneficial owner, if any) in favor of authorizing Excel to vote its Ohio Legacy shares in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement.

(d) During the term of this Voting Agreement Shareholder will not voluntarily, directly or indirectly, offer, sell, transfer, pledge, encumber, or otherwise dispose of (collectively, “Transfer”) any of Shareholder’s Subject Securities (or interest therein), and Shareholder will use Shareholder’s best efforts to not permit the Transfer of any of Shareholder’s Subject Securities, except as may be permitted by paragraph (f).

(e) Shareholder has the legal capacity to enter into this Voting Agreement. Shareholder has duly and validly executed and delivered this Voting Agreement. This Voting Agreement is a valid and binding obligation enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions. No consent of Shareholder’s spouse (if any) is necessary under any community property or other law in order for Shareholder to enter into and perform Shareholder’s obligations under this Voting Agreement.

(f) Notwithstanding anything herein to the contrary, Shareholder may Transfer any or all of Shareholder’s Subject Securities to Shareholder’s spouse, children, or grandchildren; provided, however, that in any such case, prior to and as a condition to the effectiveness of the Transfer, the person to whom Shareholder may Transfer the Subject Securities must execute and deliver to UCFC an agreement to be bound by the terms of this Voting Agreement and such person must have the legal capacity to enter into such agreement. A transfer not preceded by the transferee’s executed Voting Agreement delivered to UCFC is not valid or effective and will not be honored.

Shareholder is signing this Voting Agreement solely in Shareholder’s capacity as a shareholder of Ohio Legacy and as an option holder if Shareholder holds options or rights to acquire Ohio Legacy common shares and as a member of Excel. Shareholder is not signing this Voting Agreement in any other capacity, such as a director or officer of Ohio Legacy, a member of the board of managers of Excel, or as a fiduciary holding any Subject Securities in trust (unless Shareholder is the beneficial owner of such Subject Securities). Shareholder makes no agreement in this Voting Agreement in any capacity other than in Shareholder’s capacity as a beneficial owner of Ohio Legacy common shares, options and Preferred Shares and units of Excel. Nothing in this Voting Agreement limits or affects any action or inaction by Shareholder or any of Shareholder’s representatives, as applicable, as a director or officer of Ohio Legacy or a member of the board of managers of Excel or affects the rights of any director of Ohio Legacy or member of the board of managers of Excel to exercise the director’s or manager’s fiduciary duties, in connection with a Superior Proposal, pursuant to Sections 6.11 and 8.1(g) of the Merger Agreement.

This Voting Agreement terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Ohio Legacy shareholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) UCFC and Shareholder entering into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that termination is without prejudice to UCFC’s rights if termination is a result of Shareholder’s breach of any covenant or representation in this Voting Agreement.

All notices and other communications under this Voting Agreement must be in writing and will be deemed given if delivered personally, sent by facsimile, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at the addresses contained on the signature page.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting Agreement.

Shareholder agrees and acknowledges that UCFC may be irreparably harmed by, and that there is no adequate remedy at law for, a violation of this Voting Agreement by Shareholder. Without limiting other remedies, UCFC is entitled to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law. Shareholder hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio in any action or proceeding arising out of or relating to this Voting Agreement.

If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting Agreement to effect the original intent of the parties as closely as possible.

This Voting Agreement may be executed and delivered (including by electronic delivery and by facsimile and e-mail transmission of a scanned signature, .pdf or image file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

Very truly yours,		[Include signatures for all entities and trusts for which the same individual may sign.]

__________________________________
[Shareholder]

[By:		__________________________________
Its:		__________________________________]

Address:		__________________________________
__________________________________
__________________________________
__________________________________

Acknowledged and Agreed: United Community Financial Corp.

By:		__________________________________
President and Chief Executive Officer
	Address:	275 West Federal Street Youngstown, Ohio 44503

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